Exhibit 99.(c)(7)

PRESENTATION TO THE SPECIAL COMMITTEE 1 3 D E C E M B E R 2 0 1 2 CON F I D ENT I A L

Disclaimer The information herein has been prepared by Lazard Frères & Co. LLC (“Lazard”) solely based upon information supplied by you (the “Company”) and information that is publicly available. Portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. Lazard has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, Lazard has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company; we assume no responsibility for and express no view as to such forecasts. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of any transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. Please be advised that any discussion of US tax matters contained herein is not intended or written to be used and cannot be used for the purpose of (i) avoiding US tax related penalties or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein. These materials are preliminary and summary in nature and do not include all of the information that the Company should evaluate in considering a possible transaction. Nothing herein shall constitute a commitment or undertaking on the part of Lazard or any related party to provide any service. Lazard shall have no duties or obligations to you in respect of these materials or other advice provided to you, except to the extent specifically set forth in an engagement or other written agreement, if any, that is entered into by Lazard and you. CON F I D ENT I A L

SAUER DANFOSS
CONFIDENTIAL

The Lazard Team for the Sauer-Danfoss Special Committee

BARRY RIDINGS
Vice Chairman, U.S. Investment Banking

- Chairman of Lazard Capital Markets and Lazard Middle Market
- Co-Head of Lazard Restructuring from 1999 to 2012
- 36 years of financial advisory experience
- Advised Sauer-Danfoss Special Committee in 2010

DONALD FAWCETT
Managing Director

- Global Industrials group
- Significant machinery and equipment transaction experience
- Advisor to CNH (Special Committee), Caterpillar, Schneider Electric, CEMEX, Denison International, and Parker Hannifin
- Advised Sauer-Danfoss Special Committee in 2010

GUSTAF SLETTENGREN
Managing Director

- Head of Investment Banking for Nordic region, based in Stockholm
- 20 years of financial advisory experience
- Scandinavian machinery and equipment transaction experience

AL GARNER
Vice Chairman, U.S. Investment Banking

- Head of Special Committee practice and Chairman of Fairness Opinion Committee
- Lead advisor to numerous Special Committees, including those of CNH, Delphi Financial, 99¢ Only Stores, CNX Gas, Barnes & Noble, AMC, hotels.com, CSFB Direct, Hertz, Nationwide, Alfa, Dollar General, Chicago Board of Trade and DoubleClick

NAVIN BHARGAVA
Director

- Global Industrials group
- 8 years at Lazard
- Focus on industrials/capital goods
- Machinery and equipment transaction experience
- Advised Sauer-Danfoss Special Committee in 2010
- Advised Caterpillar

JUSTIN KATZ
Vice President

- Global Industrials group
- 4 years at Lazard
- Focus on industrials/capital goods
- Machinery and equipment transaction experience
- Advised Caterpillar

JOE MAYBANK
Vice Chairman, Global Cap. Mkts. Advisory

- Head of U.S. Corporate Finance
- 27 years at Lazard
- Broad range of financing and advisory experience
- Advised Special Committee of CNH on the merger with Fiat Industrial

ERIC FELLHAUER
Managing Director

- Head of Investment Banking for Germany, based in Frankfurt
- European machinery and equipment transaction experience

LAZARD

Introduction Lazard is pleased to present its credentials to the Special Committee of the board of Sauer-Danfoss Inc. (“Sauer-Danfoss”) in connection with the proposal from Danfoss A/S (“Danfoss”) Lazard is uniquely suited to advise the Special Committee as it considers its response and its alternatives to the proposal from Danfoss Advised the Special Committee of Sauer-Danfoss in 2010 in ultimately recommending against Danfoss’s final offer of $14/share Strong existing knowledge of Sauer-Danfoss and key dynamics Full commitment of a team of senior bankers (same core team as in 2010) Machinery and equipment sector specialists with significant additional relevant transaction experience in hydraulics (e.g., cover bidder for Hagglunds, sale of Denison to Parker Hannifin, and sale of Atecs to Bosch and Siemens) and active relationships with companies that participate in Sauer-Danfoss’s end markets (e.g., CNH Global, Caterpillar, Manitou, Terex, JCB, Volvo, and Doosan/Bobcat) Global footprint, including strong practice in Nordic Europe Preeminent position as a financial advisor to Special Committees Independent model focused on providing unbiased financial advice Lazard recently advised the Special Committee of the board of CNH Global in connection with the merger with Fiat Industrial C O N F I D E N T I A L

Proposed Discussion Agenda 1 Lazard Credentials and Relevant Experience 2 Current Situation Overview 3 Danfoss A/S Proposal 4 Considerations for the Special Committee C O N F I D E N T I A L

I Lazard Credentials and Relevant Experience

Why Lazard? Our competitive strengths set us apart from other investment banks 1 COMMERCIAL/UNIVERSAL BANKS BOUTIQUES I L A Z A R D C R E D E N T I A L S A N D R E L E V A N T E X P E R I E N C E

SAUER DANFOSS
I LAZARD CREDENTIALS AND RELEVANT EXPERIENCE

Lazard's Global Presence

We operate in major business capitals worldwide and provide both domestic and cross-border advisory services


UNITED STATES
New York, San Francisco, Chicago, Houston, Los Angeles, Boston, Washington, D.C., Minneapolis, Charlotte
CHINA
Hong Kong, Beijing
JAPAN
CANADA
UNITED KINGDOM
SINGAPORE
FRANCE
Paris, Bordeaux, Lyon
KOREA
ITALY
INDIA
GERMANY(a)
UNITED ARAB EMIRATES
SPAIN
SAUDI ARABIA
SWEDEN
BENELUX
AUSTRALIA
Sydney, Melbourne, Perth
SWITZERLAND
LATIN AMERICA(b)
Buenos Aires, Montevideo, Santiago, Panama City, Lima, Bogotá
MBA Lazard 50:50 JV
BRAZIL

980 BANKERS WORLDWIDE

- **North/South America – 490 Bankers**
- **Europe – 375 Bankers**
- **Asia/Australia – 115 Bankers**

LTM ADVISORY REVENUE ($ in millions)		% OF TOTAL REVENUE
Goldman Sachs	$1,937	7%
JP Morgan Chase	$1,423	3%
Morgan Stanley	$1,321	5%
Bank of America	$1,037	2%
Lazard	**$1,000**	**54%**
Credit Suisse	$974	6%
Deutsche Bank	$768	4%
UBS	$765	6%
Citigroup	$664	3%
Evercore	$455	86%
Greenhill	$277	96%

(a) Lazard also maintains a joint cooperation agreement with Raiffeisen Investment AG for M&A advisory in Russia and the Central/Eastern European region.
(b) Lazard also maintains a strategic alliance with Alfaro, Dávila, y Ríos for financial advisory in Mexico.

2 | LAZARD

Special Committee/Board-Level Advisory Expertise – Minority Squeeze-Outs Lazard, with its focus on financial advisory, has established the pre-eminent position as an independent advisor in complex situations, typically involving Special Committees. We have advised in numerous minority squeeze-outs... 3 Note: Includes minority squeeze-out transactions and selected situations involving large, non-majority shareholders. I L A Z A R D  C R E D E N T I A L S  A N D  R E L E V A N T E X P E R I E N C E

Special Committee/Board-Level Advisory Expertise 4 I L A Z A R D C R E D E N T I A L S A N D R E L E V A N T E X P E R I E N C E ...and also have advised Boards and Special Committees on a wide variety of high profile and complicated transactions

SAUER DANFOSS
I LAZARD CREDENTIALS AND RELEVANT EXPERIENCE

CNH Global Case Study

Lazard has recent and directly relevant experience having advised the Special Committee of CNH Global in the company's merger with Fiat Industrial…

2012

Advisor to the
Special Committee of the Board of Directors of

CNH

On the Merger with

FIAT INDUSTRIAL

LAZARD

TRANSACTION SUMMARY

- On May 30, Fiat Industrial launched a tender offer to acquire the remaining shares of CNH that it did not already own for 3.828 NewCo shares for each CNH share
  - Offer did not represent a premium over CNH share price
- The Special Committee of the board of CNH retained Lazard and JP Morgan as its financial advisors
- In the following months, Lazard and JP Morgan conducted extensive diligence and financial analysis and negotiated with Fiat Industrial's advisors to achieve an increase in the offer price
- ***On November 19, Fiat Industrial announced a revised offer representing a premium of more than 23% over the initial proposal***
  - ***In addition to the stock consideration of 3.828 NewCo shares for each CNH share, CNH shareholders will receive a special cash dividend of $10 per CNH share before the end of the year***
- Transaction creates one of the world's largest capital goods companies, with a simplified capital structure and improved credit profile

WALL STREET MARKET REACTION

- "One of the main reasons for this proposed transaction was to eliminate the valuation discount of Fiat Industrial and CNH. Another main advantage of the transaction is that CNH can now have full access to the FPT (engines, etc.) business. …since both Fiat Industrial and CNH are undervalued, both parties can participate in the upside that may come with the rerating of NewCo."

— William Blair (11/26/12)

5 | LAZARD

SAUER DANFOSS
I LAZARD CREDENTIALS AND RELEVANT EXPERIENCE

Sauer-Danfoss 2010 Case Study

…and in 2010 Lazard also advised the Special Committee of Sauer-Danfoss

2010

Advisor to the
Special Committee of the Board of Directors of

SAUER DANFOSS

On the Tender Offer by

Danfoss

LAZARD

TRANSACTION SUMMARY

- On December 22, 2009, Danfoss A/S notified Sauer-Danfoss that it intends to launch a tender offer to acquire the remaining shares of Sauer-Danfoss that it does not already own for $10.10 per share in cash
- The Special Committee of the board of Sauer-Danfoss retained Lazard as its financial advisor
- ***In January and February 2010, Lazard conducted extensive diligence and financial analysis and negotiated with Danfoss's advisors to achieve an increase in the offer price to $12.75 per share, a 26% increase***
- Subsequently, management produced a financial forecast reflecting higher growth and earnings than in its prior plan. Lazard negotiated with Danfoss's advisors again and achieved an increase in the offer price to $13.25 per share, as announced on March 9, 2010
- On April 7, 2010, Mason Capital announced it had acquired a stake in Sauer-Danfoss and would not tender its shares at the $13.25 per share offer
- Lazard had a dialogue with Mason Capital and continued negotiations with Danfoss's advisors and achieved another increase in the offer price to $14.00 per share as announced on April 10, 2010
- ***Due to stronger than expected preliminary first quarter results and an improving outlook and based upon Lazard's advice, the Special Committee advised shareholders to reject the $14.00 per share offer***
- On April 29, 2010, Danfoss's tender offer expired

6 | LAZARD

SAUER DANFOSS

I LAZARD CREDENTIALS AND RELEVANT EXPERIENCE

Selected Lazard Machinery & Equipment Experience

Lazard has significant relevant experience advising hydraulic systems and components manufacturers and companies that participate in Sauer-Danfoss's end markets

$1.7 billion
CNH
SPECIAL COMMITTEE ON BUY-IN OFFER FROM
FIAT INDUSTRIAL
PENDING

$490 million
REXNORD
IPO CO-MANAGER
2012

$1.4 billion
DEMAG CRANES AG
ON ITS SALE TO
TEREX
2011

$1.2 billion
MANITOU
ON ITS ACQUISITION OF
SFERT
2011

Not Disclosed
SANDVIK
ON ITS ACQUISITION OF
SHANGHAI JIANSHE LUQIAO MACHINERY
2011

€551 million
MANITOU
ON THE RESTRUCTURING OF ITS DEBT AND THE DEBT OF ITS GEHL SUBSIDIARY
2009

$500 million
JCB
REFINANCING AND COVENANT RENEGOTIATION
2009

N.A.
CAT Financial
STRATEGIC ASSESSMENT
2009

Not Completed: $720 m
ADVISED STRATEGIC BUYER ON ACQUISITION OF
HÄGGLUNDS
2008

Not Completed: $4.9 bn
STRATEGIC BUYER ON THE POTENTIAL ACQUISITION OF
Ingersoll Rand
COMPACT EQUIPMENT BUSINESS
2007

$1.6 billion
SIEMENS
HAS ACQUIRED
Flender Holding GmbH
2005

$545 million
ANGLO AMERICAN
ON THE SALE OF BOART LONGYEAR TO
Advent International
2005

Not Completed
FINANCIAL BUYER ON THE POTENTIAL ACQUISITION OF
SPX Corporation
BOMAG BUSINESS
2005

$253 million
DENISON INTERNATIONAL
HAS BEEN ACQUIRED BY
Parker Hannifin
2004

$9.2 billion
mannesmann
HAS SOLD ATECS TO
Bosch & Siemens
2002

€344 million
GROUPE LEGRIS INDUSTRIES
ON THE SALE OF ITS CRANE DIVISION TO
Manitowoc
2001

$6.2 billion
NEW HOLLAND
ON ITS ACQUISITION OF
CASE
1999

$1.3 billion
Lucas Varity
ON ITS SALE OF
Perkins Diesel Engine
TO
CATERPILLAR
1997

7 | LAZARD

Selected Lazard Industrials Experience 8 $23 billion 2011 ON ITS SEPARATION INTO THREE INDEPENDENT COMPANIES $0.7 billion 2011 SPECIAL COMMITTEE OF ON ITS SALE TO MR. TIANFU YANG AND $2.0 billion 2011 ON ITS ACQUIS ITION OF A 34% STAKE IN AREVA NP SAS FROM $10.6 billion 2011 ON ITS SEPARATION INTO THREE INDEPENDENT PUBLIC COMPANIES 1.6 billion 2012 ON ITS SALE OF DEUTSCH ENGINEERED CONNECTING DEVICES TO $1.2 billion 2011 ON THE PUBLIC TAKEOVER OFFER FROM $4.4 billion 2011 ON ITS SALE TO $280 million 2010 ON ITS ACQUIS ITION OF $24 billion 2011 ON SPLIT-OFF OF CARGILL’S STAKE IN MOSAIC SPECIAL COMMITTEE OF $290 million 2011 ON THE SALE OF CRENLO AND PALADIN TO 330 million 2012 ON THE SALE OF ITS INVESTMENT IN DELORO STELLITE TO $3.5 billion PENDING ON THE SALE OF INOXUM TO $4.9 billion 2012 ON THE MERGER OF ITS FLOW CONTROL BUSINESS WITH $235 million 2012 ON ITS SALE TO Undisclosed 2012 ON THE SALE OF ITS AUTOMOTIVE AIR CONDITIONING BUSINESS TO $2.1 billion PENDING ON THE MERGER OF ITS COMMODITY CHEMICALS BUSINES S WITH $2.3 billion 2012 ON ITS MERGER WITH $10.1 billion 2008 ON ITS SALE TO $12.0 billion 2007 ON ITS SEPARATION INTO THREE BUSINESSES $220 million 2011 ON THE SALE OF HEIL TRAILER TO I L A Z A R D C R E D E N T I A L S A N D R E L E V A N T E X P E R I E N C E

II Current Situation Overview

SAUER DANFOSS
II CURRENT SITUATION OVERVIEW

The Big Picture

In many respects, Sauer-Danfoss is in a much different position than it was in late 2009/early 2010

- **Revenue and earnings have recovered substantially since the previous offer from Danfoss**
  - $1.9bn in LTM revenue vs. $1.2bn in 2009 revenue (+68%)
  - $396m in LTM EBITDA vs. ($26)m in 2009 EBITDA
- **Share price up significantly over the past three years (+350%) as business performance has improved**
- **Prior to announcement of current Danfoss proposal, public market valuation was at a slight discount to historical levels**
  - Trading at 4.5x EV/LTM EBITDA vs. three-year historical average of 5.5x EV/LTM EBITDA
- **Shareholder base has evolved**
  - Mason Capital exited
  - Current institutional shareholder base comprised mostly of mutual funds
  - Possibility that activist hedge funds could once again purchase shares post-announcement of proposal?
- **Recent weakness in performance due to global economic conditions**
  - 2012 revenue guidance recently lowered to 5% – 10% decline
  - Competitors have also recently experienced weakness and lowered guidance
- **Danfoss has said it has no interest in selling all, or part of, its stake in Sauer-Danfoss**
- **Danfoss has a strong balance sheet and ample liquidity to fund a potential increase in its proposal**

9 | LAZARD

SAUER DANFOSS
II CURRENT SITUATION OVERVIEW

Recent Evolution

($ in millions)

	2009	2010	2011	2012E[(a)(b)]
Key Events	■ Net sales decline by 45% y-o-y due to global recession ■ Quarterly dividend suspended ■ Credit agreement with Danfoss to borrow up to $690m ■ ***Danfoss announces intent to pursue tender offer at $10.10/share***	■ Restructuring program continues (working capital, CapEx and headcount) ■ ***Board ultimately recommends against Danfoss's final offer of $14.00/share; offer expires*** ■ Credit line voluntarily reduced by $190m	■ Due to continued strong cash generation, reduced available credit line with Danfoss by $200m and lent ~ $180m of excess cash to Danfoss	■ ***Danfoss announces intent to pursue tender offer at $49.00/share*** ■ E. Alstrom appointed President, CEO and Director ■ Quarterly dividend reinstated
Net Sales	$1,159	$1,641	$2,057	$1,903
% Growth	*(44.6%)*	*41.5%*	*25.4%*	*(7.5%)*
EBITDA	($26)	$348	$453	$419
% Margin	*n/m*	*21.2%*	*22.0%*	*22.0%*
Ent. Value	$1,131	$1,633	$1,704	$1,770
Net Debt[(c)]	$494	$236	($51)	($141)
Equity Value	$583	$1,368	$1,755	$1,911
EV / EBITDA LTM	*n/m*	*4.7x*	*3.8x*	*4.5x*

Source: Company filings.
Note: Financials shown for financial year end December 31.
(a) Lazard extrapolation based on Sauer-Danfoss guidance; assumed net sales decrease of (7.5%) and EBITDA margin constant from 2011.
(b) Enterprise value and related data based on Q3 2012 financials and based on unaffected share price on November 27, 2012.
(c) Including minority interest.

10 | LAZARD

Stock Price Performance: Last 5 Years I I C U R R E N T S I T U A T I O N O V E R V I E W 11 0 10 20 30 40 50 60 $70 06 Dec 2007 06 Dec 2008 08 Dec 2009 09 Dec 2010 11 Dec 2011 12 Dec 2012 Price Source: FactSet. Current Proposal: $49.00 28 Nov 2012 Danfoss announces proposal of $49.00 per share 22 Dec 2009 Danfoss offers $10.10 per share 30 Oct 2009 Danfoss acquires additional 20.6% stake Average Price Pre-Current Proposal 1 Week $39.28 1 Year $41.29 1 Month 39.62 2 Years 40.97 3 Months 39.81 3 Years 32.50 Price Post-Current Proposal Current $52.35 Avg. Since Proposal 52.57 $25.90 9 Mar 2010 Danfoss raises offer to $13.25 per share 10 Apr 2010 Danfoss raises offer to $14.00 per share 10 Mar 2008 Danfoss acquires controlling stake Sauer-Danfoss’s share price is up significantly both over the past five years and since Danfoss’s prior offers in 2009 / early 2010... $52.35 +102%

Stock Price Performance in Context: Last 5 Years I I C U R R E N T S I T U A T I O N O V E R V I E W 12 Source: FactSet as of 12/12/12. (a) Hydraulics peers include Eaton, Parker, and Sun Hydraulics. (b) Selected Customers include Caterpillar, Terex, AGCO, Cargotec, Deere, Manitou, Oshkosh, Palfinger, and Toro. (c) Mid-Cap Industrials include A.O. Smith, Actuant, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord. 0 50 100 150 200 250 12 Dec 2007 11 Dec 2008 11 Dec 2009 12 Dec 2010 12 Dec 2011 12 Dec 2012 Indexed Hydraulics Selected Customers Mid-Cap Industrials SHS $25.90 (a) (b) (c) $52.35 +102% +21% +15% (33%) ... and its shares have outperformed peers due to strong recovery of underlying business

Relative Valuation 13 I I C U R R E N T S I T U A T I O N O V E R V I E W PAST 3 YEARS CURRENT PAST 3 YEARS CURRENT 0 6 12 18 24 30x Dec 09 Jul 10 Feb 11 Oct 11 May 12 Dec 12 Hydraulics Selected Customers Mid-Cap Industrials Sauer-Danfoss 1 6 11 16x Dec 09 Jul 10 Feb 11 Oct 11 May 12 Dec 12 Hydraulics Selected Customers Mid-Cap Industrials Sauer-Danfoss Source: FactSet as of 12/12/12. Note: Demag (a) Hydraulics peers include Eaton and Parker. (b) Selected Customers include Caterpillar, Terex, AGCO, Cargotec, Deere, Manitou, Oshkosh, Palfinger, and Toro. (c) Mid-Cap Industrials include A.O. Smith, Actuant, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord. 8.8x 10.1x 7.9x 6.1x 19.0x 11.3x 13.4x 10.4x 10.1x 7.9x 7.1x 6.1x 4.5x 0 3 6 9 12x Eaton Mid-Cap Industrials Selected Customers Parker Sauer-Danfoss (current) Sauer-Danfoss (unaffected) 19.0x 13.4x 12.6x 11.7x 11.3x 10.1x 6 10 14 18 22x Mid-Cap Industrials Sauer-Danfoss (current) Eaton Parker Selected Customers Sauer-Danfoss (unaffected) n/m n/m (a) (b) (c) 12.1x EV/ LTM EBITDA PRICE/ LTM EPS (a) (b) (c) Sauer-Danfoss has consistently traded at a discount to peers, reflecting the limited size and liquidity of its float and lack of research coverage Note: Calendarized to December 31 year end; Pro forma for eaton’s acquisition of cooper, Terex’s acquisition of Demag Cranes, and Colfax’s acquisition of Charter.

Sales Growth and EBITDA Margin vs. Peers I I C U R R E N T S I T U A T I O N O V E R V I E W 14 Sauer- Source: FactSet. Note: Calendarized to December 31 year end. (a) Excludes financing business; Caterpillar revenue growth reflects acquisition of Bucyrus. (b) For hydraulics business only. (c) Excludes financing business. (d) Mid-Cap Industrials include A.O. Smith, Actuant, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord. 30% 20% 17% 16% 16% 16% 15% 13% 10% 8% 7% 6% 6% 5% 0% 7% 14% 21% 28% 35% Sun Hydraulics Sauer-Danfoss Caterpillar Deere Eaton Mid-Cap Indu. Parker Toro AGCO Palfinger Terex Oshkosh Cargotec Manitou % margin LTM EBITDA MARGIN Median: 14% (a) (c) (b) Selected Customers Hydraulics Mid-Cap Industrials (d) 29% 28% 23% 22% 22% 21% 18% 17% 14% 13% 10% 9% 8% 8% 0% 10% 20% 30% Caterpillar Sun Hydraulics Terex Manitou Eaton Palfinger Sauer-Danfoss Deere AGCO Parker Mid-Cap Indu. Toro Cargotec Oshkosh % CAGR 2009A 2012E SALES CAGR Median: 15% (a) (c) (b) 1.3% 1.7% 4.9% (0.2%) (2.0%) 6.0% -- 6.0% 4.1% 1.6% 5.4% 5.0% (1.7%) (7.7%) (d) ’12E – ’13E Sales growth

SAUER DANFOSS

II CURRENT SITUATION OVERVIEW

Key Hydraulics Players: Selected Observations

($ in billions)

Competitors have recently experienced weakness in hydraulics and lowered guidance…

	SUMMARY METRICS		RECENT DEVELOPMENTS
EATON[(a)]	Revenues 2013E: *Hydraulics Rev. 2013E:* Ent. Value: EV/'13 EBITDA:	$22.8 *3.2* 34.4 9.6x	■ Recently completed Cooper acquisition for $11.9bn strengthening its position in the electrical end-market and further diversifying away from legacy business ■ In November, lowered 2012 Hydraulics revenue guidance from 3% growth to 2% decline, driven by weakness in the construction equipment markets – U.S. Hydraulics revenue growth forecast <u>reduced</u> from 8% to 2% due to weakness in the mobile portion of the business – Non-US growth forecasted to be down 5% y/y due to limited recovery in Asia ■ *"We think the outlook remains uncertain in some of ETN's core markets as we enter 2013, especially in Hydraulics given more moderate trends in global construction."* –*Barclays (11/1/12)*
Parker	Revenues 2013E: *Hydraulics Rev. 2013E:* Ent. Value: EV/'13 EBITDA:	$13.2 *3.4* 13.8 6.7x	■ In October reported weak fiscal Q1 results and reduced fiscal year guidance significantly; shares sold off 8% – Cancellations from global construction OEMs were key driver of quarter earnings miss – New guidance calls for FY13 (6/30) revenue to decline 2% (+4% previously) ■ Due to global weakness, taking action to adjust workforce and level of capex ■ *"PH made negative comments about production adjustments in the construction equipment industry... We believe that ETN could have seen similar customer cancellations/adjustments in its hydraulics business."* –*Jefferies (10/19/12)*
sun hydraulics CORPORATION	*Revenues 2013E:* Ent. Value: EV/'13EBITDA:	*$0.2* 0.6 9.0x	■ Recent performance has been weak – Q3 earnings below consensus, at the low end of guidance – Q4 guidance below consensus, now expects decline in U.S. revenues ■ Weak Europe and Asia starting to impact U.S. demand ■ Adjusting to lower overall level of demand, but potential rebound in 2012 ■ *"Continuing weakness overseas and concerns domestically have caused us to lower our fourth-quarter and year-end forecast for SNHY…Fiscal 2013 is projected to be a relatively flattish year as we are assuming a soft first half will be offset by an uptick in second half performance."* –*Kansas City Capital Associates (11/06/12)*

Source: FactSet, Thomson ONE, MergerMarket, Wall Street research, company filings.
(a) Pro forma for Cooper acquisition.

15 | LAZARD

SAUER DANFOSS
II CURRENT SITUATION OVERVIEW

End-Market Perspectives: Selected Analyst Commentary

…and research analysts expect the hydraulics sector to contract in the last six months of 2012 and first six months of 2013

HYDRAULICS / OVERALL INDUSTRIAL	■ "**Hydraulics markets will likely contract in the 2%-3% range following 2% market decline this year, comprised of likely significant double-digit decline in the second half of 2012 and the first half of 2013.** With many key customers' production running well under final demand a **strong growth recovery is likely in the second half of next year.**" — *Buckingham Research (11/29/12)*
AGRICULTURE	■ "We expect USDA to revise its forecast upward as the beneficial impact of sharply higher crop prices on cash crop receipts, and a **positive revision to 'farm-related income', more than offset the negative impacts of lower crop yields and lower harvested area** on net cash income." — *BAML (7/18/12)* ■ "The **impact [of the drought] is relatively neutral as higher commodity prices will offset much of the loss of production** and farmers will actually look to take advantage of higher commodity prices in the next harvest." — *Credit Suisse (8/30/12)*
CONSTRUCTION EQUIPMENT	■ "Conditions in the **domestic construction market are pointing to gradual improvement**, with spending up ~6% (in real terms) through the first half of the year. …Compared to previous cycles, the current one is unique. Traditional construction spending is improving, but… **oil and gas related construction has been an important driver of growth.**" — *Citi (9/7/12)* ■ "…**Caution toward construction equipment (inventory build amidst a sluggish commercial construction recovery following an extended period of strong shipments)** and mining equipment (lower mining company capex, slowdown in project approvals)." — *RBC (11/20/12)*
AERIAL WORK PLATFORM	■ "**Aerial work platform demand remains robust as fleet age has increased over recent years and replacement is required** given the uneconomical nature of maintaining old equipment relative to fleet replacement." — *Citi (12/7/12)* ■ "We asked branch managers about their 2013 capex intentions by equipment type. **Branch managers expect to add fleet for all equipment types surveyed, but most so for aerial work platforms.**" — *UBS (11/9/12)*
TURF CARE	■ "We believe there are **several positive trends…** First, **golf rounds played in 2012 were at their highest level since 2010**, thereby setting up capital budgets at golf courses for the coming year. **This should help increase sales of both turf and irrigation equipment.** Landscape contractors are also cautiously optimistic that business will steadily improve." — *Longbow Research (12/6/12)*

16 | LAZARD

SAUER DANFOSS
II CURRENT SITUATION OVERVIEW

Shareholder Base Composition

The institutional shareholder base is currently comprised mainly of mutual funds and is dispersed (Mason Capital, who agitated in 2010, appears to no longer have a position). However, post-announcement of Danfoss's proposal, activist hedge funds could potentially take stakes

- **Top 12 shareholders hold 51% of the public float (as of September 30, 2012)**

CURRENT

	9/30/12	% Total	% Float	Level of Activism
1	Vanguard	1.9%	7.8%	
2	Wellington	1.9%	7.8%	
3	American Century	1.5%	6.1%	
4	AllianceBernstein	1.5%	6.1%	
5	BlackRock	1.4%	5.7%	
6	Royce & Associates	0.8%	3.3%	Medium
7	Dimensional	0.8%	3.3%	
8	Reinhart	0.7%	2.9%	
9	D. E. Shaw	0.5%	2.0%	High
10	State Street	0.5%	2.0%	
11	TIAA-CREF	0.5%	2.0%	
12	Schroder	0.5%	2.0%	
13	Walthausen & Co.	0.5%	2.0%	
14	Systematic Financial	0.4%	1.6%	
15	Northern Trust	0.4%	1.6%	

HISTORICAL

6/30/10	% Total	% Float	Level of Activism	3/31/10	% Total	% Float	Level of Activism
Mason Capital	4.3%	17.6%	High	Mason Capital	4.0%	16.4%	High
Vanguard	1.7%	7.0%		Dimensional	1.5%	6.1%	
Pennsylvania PSERS	1.5%	6.1%		Vanguard	1.4%	5.7%	
Dimensional	1.4%	5.7%		Pennsylvania PSERS	1.0%	4.1%	
Lonestar	1.3%	5.3%		AQR	1.0%	4.1%	
BlackRock	1.1%	4.5%		BlackRock	0.9%	3.7%	
Carlson	0.7%	2.9%	High	Lonestar	0.8%	3.3%	
Hudson Bay	0.5%	2.0%		State Street	0.6%	2.5%	
State Street	0.5%	2.0%		TFS	0.4%	1.6%	
AQR	0.4%	1.6%		Water Island	0.4%	1.6%	
Northern Trust	0.4%	1.6%		Northern Trust	0.3%	1.2%	
TFS	0.4%	1.6%		First Manhattan	0.3%	1.2%	Low
First Manhattan	0.3%	1.2%	Low	Parametric	0.3%	1.2%	
Parametric	0.3%	1.2%		Renaissance Tech	0.3%	1.2%	
TIAA-CREF	0.3%	1.2%		GAMCO	0.3%	1.2%	High

Legend: None, Low, Medium, High

Source: FactSet.
Note: Shading indicates ownership currently and in 2010; % total refers to percentage ownership of total float, % float refers to minority free float.

17 LAZARD

Shareholder Cost Basis Analysis I I C U R R E N T S I T U A T I O N O V E R V I E W 18 Source: FactSet. Majority of shares that have turned over in the past year were purchased at prices under $42. 10% were purchased above the current proposal price ($49); 55% of the float has traded since the proposal ONE YEAR COST BASIS (AS OF 11/27/12) SIX MONTH COST BASIS (AS OF 11/27/12) 342 1,029 1,075 2,089 531 2,010 2,073 1,787 872 154 3% 11% 20% 38% 42% 59% 76% 91% 99% 100% 0% 25% 50% 75% 100% 0 1,250 2,500 $33 - $34 $34 - $35 $35 - $36 $36 - $37 $37 - $38 $38 - $39 $39 - $40 $40 - $41 $41 - $42 $42 - $43 Volume (000s) % Cumulative 402 3,126 5,279 6,239 3,940 1,914 2,150 2,881 2,536 1,676 1,337 1,070 1% 11% 27% 46% 58% 64% 71% 80% 87% 93% 97% 100% 0% 25% 50% 75% 100% 0 4,000 8,000 $32 - $34 $34 - $36 $36 - $38 $38 - $40 $40 - $42 $42 - $44 $44 - $46 $46 - $48 $48 - $50 $50 - $52 $52 - $54 $54 - $56 Volume (000s) % Cumulative TOTAL SHARES TRADED / FLOAT = 101% TOTAL SHARES TRADED / FLOAT = 275%

III Danfoss A/S Proposal

SAUER DANFOSS
III DANFOSS A/S PROPOSAL

Current Proposal

($ in millions, except per share data)

The current proposal of $49.00/share represents a 24% premium and 25% premium over the 1-day prior share price and the 1-week prior share price, respectively

PRICE	$49.00/share	
PREMIUMS	1-Day Prior Share Price:	24%
	1-Week Prior Share Price:	25%
	4-Week Prior Share Price:	22%
	3-Month Prior Share Price:	28%
VALUATION	Equity Value:	$2,378
	Enterprise Value:	2,237
	EV / LTM EBITDA:	5.7x
TYPE	Cash tender offer	
FINANCING	No financing contingency	

- **Current proposal represents a higher starting premium than the previous initial Danfoss proposal in December 2009 (20% premium to 1-day prior, 10% premium to 1-week prior)**

Source: Company filings, FactSet.

19 LAZARD

Current Proposal in Context ($ in millions, except per share data) I I I D A N F O S S A / S P R O P O S A L Source: Company filings, FactSet. (a) Share price as of December 12, 2012; Previous Previous Offer Current Current Purchases Initial Final Proposal Trading(a) Items Announcement Date 3/10/2008 10/30/2009 12/22/2009 4/10/2010 11/28/2012 Close Date 7/11/2008 10/30/2009 n/a n/a n/a Increase in Ownership, if Any 17.0% 20.6% 24.1% 24.3% 24.4% Purchase Price $248 $161 $119 $165 $579 Price Per Share $29.67 $16.00 $10.10 $14.00 $49.00 $52.35 Aggregate Equity Value $1,457 $780 $494 $679 $2,378 $2,540 Aggregate Enterprise Value $1,934 $1,352 $1,065 $1,200 $2,237 $2,399 Implied LTM Multiples EV / LTM Sales 0.98x 1.07x 0.92x 1.00x 1.15x 1.23x EV / LTM EBITDA 8.3x n/m n/m n/m 5.7x 6.1x Premiums Paid Analysis 1-Day Prior Share Price 69% 116% 20% 66% 24% 33% 1-Week Prior Share Price 45% 101% 10% 52% 25% 33% 4-Week Prior Share Price 56% 125% 13% 56% 22% 31% 3-Month Prior Share Price 22% 182% 27% 76% 28% 36% 20 Current proposal represents a higher starting premium than the previous initial Danfoss offer in December 2009

Comparison of April 2010 Business Plan and Actual Performance I I I D A N F O S S A / S P R O P O S A L 2010A 2011A 2012E(a) ACTUAL PERFORMANCE Net sales $1,641 $2,057 $1,903 % growth 41.5% 25.4% (7.5%) EBITDA $348 $453 $419 % margin 21.2% 22.0% 22.0% CapEx ($26) ($52) ($55) % of sales 1.6% 2.5% 2.9% Net Working Capital $237 $256 n/a % of sales 14.5% 12.4% n/a 2010E 2011E 2012E PREVIOUS BUSINESS PLAN (April 2010) Net sales $1,400 $1,470 $1,555 % growth 20.8% 5.0% 5.8% EBITDA $206 $220 $236 % margin 14.7% 14.9% 15.2% CapEx ($30) ($44) ($47) % of sales 2.1% 3.0% 3.0% Net Working Capital $252 $259 $269 % of sales 18.0% 17.6% 17.3% Source: Company filings, Management business plan. (a) Lazard extrapolation based on Sauer-Danfoss guidance; assumed net sales decrease of (7.5%) and EBITDA margin constant from 2011. 21 Actual performance for FY 2010 and 2011 significantly exceeded the April 2010 business plan due to strength of economic recovery

SAUER DANFOSS
III DANFOSS A/S PROPOSAL

Preliminary Analysis of Current Proposal

($ in millions, except per share data)

Shares are currently trading 7% above Danfoss's proposal of $49/share, as the market anticipates a further increase

			Current Proposal	Current Trading	Public Trading Comparables			Precedent Transactions[d]	Minority Buy-In Premiums[e]
Per Share			$49.00	$52.35					
Aggregate Equity Value			$2,378	$2,540					
Net Debt (incl. Minority Interest)			*(141)*	*(141)*					
Aggregate Enterprise Value			$2,237	$2,399	Hydraulics Peers[a]	Selected Customers[b]	Mid-Cap Industrials[c]	Hydraulics	All Transactions
Implied Sales Multiple	2011A	$2,057	1.09x	1.17x	1.33x	0.63x	1.61x	-	-
	LTM	1,949	1.15x	1.23x	1.31x	0.62x	1.59x	1.10x	-
	2012E	1,903	1.18x	1.26x	1.32x	0.63x	1.49x	-	-
Implied EBITDA Multiple	2011A	$453	4.9x	5.3x	9.1x	6.8x	11.3x	-	-
	LTM	396	5.7x	6.1x	8.8x	7.9x	10.1x	8.3x	-
	2012E[f]	419	5.3x	5.7x	8.6x	6.0x	9.3x	-	-
Premium to Unaffected Price									
1-Day Prior Share Price		$39.38	24%	33%	-	-	-	-	28%
1-Week Prior Share Price		39.32	25%	33%	-	-	-	-	29%
4-Week Prior Share Price		40.06	22%	31%	-	-	-	-	28%
3-Month Prior Share Price		38.36	28%	36%	-	-	-	-	-

Source: Company filings, FactSet.
(a) Hydraulics peers include Eaton and Parker.
(b) Selected Customers include Caterpillar, Terex, AGCO, Cargotec, Deere, Manitou, Oshkosh, Palfinger, and Toro.
(c) Mid-Cap Industrials include A.O. Smith, Actuant, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord.
(d) Includes selected hydraulics transactions since 1998.
(e) Includes closed minority buy-ins with U.S. targets and transaction values in excess of $250 million. 100% cash transactions only.
(f) Lazard extrapolation based on Sauer-Danfoss guidance; assumed net sales decrease of (7.5%) and EBITDA margin constant from 2011.

22 LAZARD

Minority Buy-In Premiums: Summary Analysis I I I D A N F O S S A / S P R O P O S A L Median 1-day premium for all cash buy-in offers is 28%. In slightly over half of these, the acquiror ultimately increased the offer by a median of 15% Source: SDC. Note: Key assumptions for precedents include: Past 10+ years (since 1/1/2002); minority buy-in transactions (U.S. public targets, excluded short-form mergers and other subsequent offerings) in excess of $250 million; at least 51% held at announcement and 100% ownership after transaction. 23 SUMMARY MINORITY BUY-IN PREMIUM DATA (FINAL OFFER) # OF TRANSACTIONS 1-DAY 1-WEEK 4-WEEK PREMIUM OF FINAL VS. INITIAL OFFER MEAN MEDIAN MEAN MEDIAN MEAN MEDIAN MEAN MEDIAN ALL-CASH CONSIDERATION 16 27% 28% 29% 29% 32% 28% 15% 15% CASH + STOCK 1 10% 10% 9% 9% 14% 14% 2% 2% STOCK 11 18% 22% 19% 23% 18% 23% 7% 7% TOTAL 28 23% 24% 24% 26% 26% 25% 12% 10% 57% of all analyzed transactions included a revised offer

Analysis at Various Prices: Illustrative ($ in millions, except per share data) I I I D A N F O S S A / S P R O P O S A L Source: Company filings, FactSet. (a) Lazard extrapolation based on Sauer-Danfoss guidance; assumed net sales decrease of (7.5%) and EBITDA margin constant from 2011. 24 Current Current Analysis Proposal Trading at Various Prices Per Share $49.00 $52.35 $53.00 $55.00 $57.00 $59.00 Premium to Current Share Price (6%) - 1% 5% 9% 13% Increase From Current Proposal - 7% 8% 12% 16% 20% Minority Equity Value $579 $619 $627 $650 $674 $698 Aggregate Equity Value 2,378 2,540 2,572 2,669 2,766 2,863 Net Debt (incl. Minority Interest) (141) (141) (141) (141) (141) (141) Aggregate Enterprise Value $2,237 $2,399 $2,431 $2,528 $2,625 $2,722 Implied Sales Multiple 2011A $2,057 1.09x 1.17x 1.18x 1.23x 1.28x 1.32x LTM 1,949 1.15x 1.23x 1.25x 1.30x 1.35x 1.40x 2012E(a) 1,903 1.18x 1.26x 1.28x 1.33x 1.38x 1.43x Implied EBITDA Multiple 2011A $453 4.9x 5.3x 5.4x 5.6x 5.8x 6.0x LTM 396 5.7x 6.1x 6.1x 6.4x 6.6x 6.9x 2012E(a) 419 5.3x 5.7x 5.8x 6.0x 6.3x 6.5x Premium to Unaffected Price 1-Day Prior Share Price $39.38 24% 33% 35% 40% 45% 50% 1-Week Prior Share Price 39.32 25% 33% 35% 40% 45% 50% 4-Week Prior Share Price 40.06 22% 31% 32% 37% 42% 47% 3-Month Prior Share Price 38.36 28% 36% 38% 43% 49% 54% Danfoss PF Net Debt / EBITDA 1.4x 1.5x 1.5x 1.5x 1.5x 1.6x Every $1/share increase in the proposed price represents approximately $12 million in total value Danfoss has sufficient liquidity and balance sheet strength to increase the proposal

IV Considerations for the Special Committee

SAUER DANFOSS
IV CONSIDERATIONS FOR THE SPECIAL COMMITTEE

Key Issues

The Special Committee should work closely with financial and legal advisors to consider available options to make appropriate assessments on value and to determine the optimal negotiating posture

- **Independent directors must hold themselves to the highest standard in acting on behalf of shareholders as the record could be scrutinized in any subsequent litigation**
- **Process is critical – the Special Committee generally has the ability to control timing and process; one of the Special Committee's greatest advantages is the power to say "no"**

THRESHOLD QUESTIONS	▪ Does Danfoss's current proposal give Sauer-Danfoss's minority shareholders adequate consideration for their ~24% minority stake in Sauer-Danfoss?
	  ▫ What is an appropriate valuation for Sauer-Danfoss?
	  ▫ What alternatives do Sauer-Danfoss's minority shareholders have?
	▪ ***Is the cash consideration offered not only fair, but does it also represent the best result available for the minority shareholders?***

VALUATION	▪ The Special Committee should develop a view as to the value of Sauer-Danfoss ▪ Underlying management projections should be rigorously reviewed and diligenced ▪ Industry dynamics and the competitive landscape should be considered by the Special Committee

25 | LAZARD

SAUER DANFOSS

IV CONSIDERATIONS FOR THE SPECIAL COMMITTEE

How Does the Special Committee Develop its View on Value?

What is fair value? What are the valuation methodologies that Lazard would utilize in determining value?

- Historical stock price and trading history
- Comparable company analysis
- Discounted cash flow analysis (incorporating management projections and sensitivities)
- Precedent transactions and minority squeeze-out premiums paid
- Other relevant analyses (e.g., PV of future share price, etc.)
- Other factors (e.g., transaction closing conditions, etc.)

SAUER DANFOSS

INDUSTRY DYNAMICS	COMPANY DYNAMICS
Key factors and trends impacting the machinery and equipment industry generally and served sectors (agriculture, construction, material handling, turf care) specifically	Key factors and risks impacting the Sauer-Danfoss ability to achieve its business plan projections

26 | LAZARD

IV CONSIDERATIONS FOR THE SPECIAL COMMITTEE

Summary Process Timeline: Illustrative

Timeline below is illustrative of a typical process. Danfoss has communicated its desire to work with the Special Committee on a friendly basis to determine the optimal structure and timing to consummate a potential transaction


Week
1
2
3
4
5
6
7
8
9
Due diligence
Preparation/presentation of valuation analyses
Development of Special Committee position
Negotiations
Timing/ Outcome ?
Lazard Opinion Committee meeting and rendering of Opinion to Special Committee
Announcement

27 | LAZARD

Appendix

A Supporting Materials

SAUER DANFOSS
A SUPPORTING MATERIALS

Danfoss A/S Business Overview

($ in millions)

Danfoss

DANFOSS CLIMATE & ENERGY	OTHER AREAS	SAUER-DANFOSS
FY'11A SALES: $3,777	FY'11A SALES: $189	FY'11A SALES: $2,057
▪ Danfoss Refrigeration & Air Conditioning Controls ▪ Danfoss Power Electronics ▪ Danfoss Heating Solutions ▪ Danfoss Commercial Compressors ▪ Danfoss District Energy	▪ Remaining Danfoss Development activities after divestment of Danfoss Water Controls and Danfoss Geared Motor activities in 2011 ▪ Danfoss Appliance Controls	▪ Agriculture ▪ Construction ▪ Material Handling ▪ Turf Care ▪ Specialty

Source: Company filings and Company website.
Note: Assumes DKK to USD exchange rate of 0.17326 as of 12/7/12; Sauer-Danfoss financials as reported.

28 | LAZARD

SAUER DANFOSS
A SUPPORTING MATERIALS

Danfoss A/S Financial Overview

($ in millions, except per share data)

- Financials below are on "as reported" basis[(a)]

DANFOSS A/S FINANCIAL SUMMARY

	Including Sauer-Danfoss		
FYE Dec-31	2011A	LTM	PF LTM[(a)]
Total Net Sales	$5,874	$5,901	$5,901
% Growth	*7.5%*	*0.5%*	*0.5%*
EBITDA	$1,026	$924	$924
% Margin	*17.5%*	*15.7%*	*15.7%*
EBIT	$732	$623	$623
% Margin	*12.5%*	*10.6%*	*10.6%*
CASH FLOW ITEMS			
Capital Expenditure	$231	$226	$226
CAPITALIZATION			
Cash & Cash Equivalents	$129	$161	$161
Secured Debt	$222	n/a	n/a
Unsecured Debt	$872	n/a	n/a
Total Debt	$1,093	$911	$1,491[(b)]
Net debt	$965	$750	$1,329
Liquidity[(c)]	$1,116	$1,149	$569
Shareholders Equity	$1,792	$2,029	$2,029
CREDIT STATISTICS			
Net Debt / Net Capitalization	35.0%	27.0%	39.6%
Net Debt / EBITDA	0.9x	0.8x	1.4x
EBITDA / Net Interest expense	5.8x	15.0x	10.9x[(d)]

Danfoss has sufficient availability under its credit agreements, with no financial covenants, and cash at hand to fund a potential increase in its initial proposal

Source: Company filings.
(a) Assumes DKK to USD exchange rate of 0.17326 as of 12/7/12; Pro forma for $579.4 million acquisition of shares from Sauer Holdings on November 30, 2012.
(b) Pro forma for purchase of minority shares at $49.00 per share; assumes transaction financed with revolver availability.
(c) Reflects availability under committed credit lines plus cash and cash equivalents.
(d) Assumes additional borrowings accrue interest at 4.0% rate.

29 LAZARD

SAUER DANFOSS
A SUPPORTING MATERIALS

Public Trading Comparables

($ in millions, except per share data)

Company	Stock Price as of 12/12/12	Equity Value	Enterprise Value	Sales LTM	Sales 2011A	Sales 2012E	Sales 2013E	EBITDA LTM	EBITDA 2011A	EBITDA 2012E	EBITDA 2013E	P/E LTM	P/E 2011A	P/E 2012E	P/E 2013E
Sauer-Danfoss	**$52.35**	**$2.5**	**$2.4**	**1.23x**	**1.17x**	**1.26x**	**--**	**6.1x**	**5.3x**	**5.7x**	**--**	**13.4x**	**11.0x**	**14.0x**	**--**
Hydraulics Peers															
Eaton	$52.04	$24.1	$34.4	1.58x	1.60x	1.58x	1.51x	10.4x	11.0x	10.4x	9.6x	12.6x	13.2x	12.7x	11.8x
Parker	83.12	12.4	13.8	1.05	1.06	1.05	1.04	7.1	7.1	6.7	6.7	11.7	12.0	12.0	12.2
Median				**1.31x**	**1.33x**	**1.32x**	**1.27x**	**8.8x**	**9.1x**	**8.6x**	**8.2x**	**12.1x**	**12.6x**	**12.3x**	**12.0x**
Customers															
Caterpillar[(a)]	$87.95	$57.5	$63.2	0.98x	1.10x	1.00x	0.99x	5.7x	n/m	5.7x	5.6x	9.0x	11.9x	9.6x	10.1x
Terex	26.32	2.9	4.7	0.62	0.59	0.63	0.60	8.4	n/m	7.1	6.3	22.3	n/m	13.1	10.1
AGCO	49.17	4.8	5.5	0.56	0.63	0.56	0.54	5.6	7.0	5.9	5.4	6.9	8.3	9.4	8.9
Cargotec	€19.70	1.4	2.0	0.47	0.49	0.47	0.48	8.2	6.8	6.9	7.0	10.5	8.1	11.3	11.9
Deere[(a)]	86.25	33.8	33.4	1.00	1.11	0.99	0.93	6.1	6.7	6.0	5.6	11.3	12.9	11.1	10.2
Manitou	€11.82	0.6	0.7	0.42	0.47	0.43	0.43	7.9	6.7	6.0	5.8	10.8	12.4	10.9	11.1
Oshkosh	28.80	2.6	3.0	0.37	0.39	0.38	0.41	6.1	5.5	5.9	5.4	11.5	12.4	12.2	10.9
Palfinger	€16.00	0.7	1.0	0.84	0.90	0.84	0.81	10.4	9.7	8.2	7.5	13.7	13.4	13.8	12.1
Toro	42.88	2.5	2.6	1.34	1.37	1.33	1.26	10.0	10.8	10.0	9.3	20.0	22.8	19.6	17.4
Median				**0.62x**	**0.63x**	**0.63x**	**0.60x**	**7.9x**	**6.8x**	**6.0x**	**5.8x**	**11.3x**	**12.4x**	**11.3x**	**10.9x**
Mid-Cap Industrials															
A.O. Smith	$61.73	$2.4	$2.2	1.18x	1.31x	1.17x	1.07x	9.2x	12.0x	8.7x	7.6x	19.1x	18.6x	21.1x	18.2x
Actuant	29.09	2.1	2.4	1.52	1.59	1.50	1.43	8.4	9.1	8.4	8.0	24.9	16.6	13.5	12.4
Astec	30.81	0.7	0.7	0.66	0.70	0.67	0.65	8.4	8.4	8.3	7.2	18.9	17.7	18.3	15.2
CLARCOR	45.86	2.3	2.1	1.89	1.90	1.88	1.79	9.9	10.0	9.9	9.1	18.9	18.8	19.0	17.3
Colfax	38.98	3.7	5.1	1.66	1.36	1.30	1.20	14.3	13.0	9.8	8.6	n/m	n/m	29.8	19.7
Crane	44.01	2.5	3.0	1.18	1.20	1.17	1.12	7.8	8.1	7.7	7.0	n/m	n/m	11.7	10.5
Franklin Electric	59.51	1.4	1.5	1.69	1.80	1.66	1.52	10.4	11.4	10.4	9.5	17.5	22.5	19.0	17.3
Graco	51.82	3.1	3.3	3.37	3.67	3.26	3.01	12.5	13.0	11.7	10.5	23.2	22.3	21.6	18.1
Kaydon	23.42	0.8	0.9	1.90	1.95	1.90	1.92	10.9	9.6	8.7	8.8	n/m	15.4	14.1	13.8
Lindsay	76.47	1.0	0.8	1.51	1.63	1.47	1.39	10.7	12.3	9.4	8.5	22.6	27.1	19.6	18.1
Manitowoc	15.68	2.1	4.0	1.04	1.10	1.03	0.99	10.3	11.6	9.9	8.1	25.0	n/m	21.5	11.9
RBC Bearings	48.13	1.1	1.0	2.43	2.65	2.39	2.20	10.0	12.1	9.7	8.6	17.7	24.3	19.2	16.8
Regal-Beloit	70.24	2.9	3.7	1.15	1.30	1.17	1.13	7.9	11.2	8.2	7.5	14.8	18.5	14.9	13.3
Rexnord	21.37	2.1	3.8	1.85	1.98	1.85	1.76	10.1	10.5	9.2	8.6	n/m	n/m	21.9	18.6
Median				**1.59x**	**1.61x**	**1.49x**	**1.41x**	**10.1x**	**11.3x**	**9.3x**	**8.6x**	**19.0x**	**18.7x**	**19.1x**	**17.1x**

Source: FactSet, Company filings.
Note: Calendarized to December 31 year end; Pro forma for Eaton's acquisition of Cooper, Terex's acquisition of Demag Cranes, and Colfax's acquisition of Charter.
(a) Excludes financing business.

30 | LAZARD

SAUER DANFOSS
A SUPPORTING MATERIALS

Selected Precedent Hydraulics Transactions

($ in millions)

Date Ann.	Acquiror	Target	Target Description	Transaction Value	TV as a Multiple of: Sales	EBITDA
Aug-12	Weichai Power	Linde Hydraulics (KION)	Manufactures hydraulics, pneumatics and seals	$485	1.40x	9.9x
Dec-10	Unitas Capital	Hyva	Manufactures fluid power cylinders and actuators for trucks and cranes	694	1.08	8.8
Oct-09	Danfoss A/S	Sauer-Danfoss (~21% stake)	Manufactures engineered hydraulic and electronic systems and components for mobile equipment	160	1.07	n/m
Jul-08	Bosch	Hägglunds Drives	Manufactures industrial hydraulic drive systems	721	2.16	9.3
Mar-08	Danfoss A/S	Sauer-Danfoss (~17% stake)	Manufactures engineered hydraulic and electronic systems and components for mobile equipment	248	0.98	8.3
Jun-08	Doughty Hanson	Svendborg Brakes	Manufactures hydraulic brake solutions for wind power, mining, marine and oil industries	725	n/a	18.5
Oct-07	Argan Capital	Faster	Manufactures quick release couplings and multi-connectors for hydraulic power systems mainly for the agricultural equipment end-markets	196	2.38	9.0
Oct-06	Specma Hydraulic	JMS Systemhydraulik	Manufactures hydraulic systems, such as single hydraulics components and hydraulic power packs	16	0.76	8.6
Oct-05	Parker-Hannifin	Sterling Hydraulics	Manufactures custom hydraulic screw-in cartridge valves and manifold systems	59	1.40	n/a
Jun-05	Segulah	Hexagon Automation	Manufactures hydraulic cylinders, components, pumps, motors, valves and filters for mobile applications	155	0.51	7.6
Dec-03	Parker-Hannifin	Denison International	Manufactures highly engineered hydraulic fluid power systems and components including vane pumps, hydrostatics and digitally-controlled fan-drive systems	198	1.13	8.2
Apr-00	Siemens-Bosch	Mannesmann Atecs	Businesses included materials handling equipment, hydraulics/automation equipment, automotive systems, automotive components, rubber extrusion	9,167	0.78	8.7
Jan-00	Sauer	Danfoss Fluid	Manufactures orbital motors, hydrostatic steering units, proportional load-sensing valves, gear pumps, and electrohydraulics used in off-highway mobile equipment	304	0.94	6.7
Jan-00	Parker-Hannifin	Commercial Intertech	Manufactures hydraulic gear pumps and motors, control valves and telescopic systems for OEMs	473	0.88	7.4
Feb-99	Eaton	Aeroquip-Vickers	Manufactures engineered components and hydraulic components including hoses, fittings, adapters and precision molded and extruded plastic products for industrial, aerospace and automotive markets	1,986	0.92	7.5
Apr-98	Textron	David Brown Group	Manufactures industrial gears, pumps and transmission systems	326	1.30	8.8
				Median	1.10x	8.3x

Source: Company filings, FactSet.
Note: Only shaded transactions included in median calculation.

31 | LAZARD

SAUER DANFOSS
A SUPPORTING MATERIALS

Selected Recent Minority Squeeze-Outs

($ in millions)

Date Announced	Acquiror	Target	Offer Value	Consideration Offered	Premium 1 Day	Premium 1 Week	Premium 4 Week	% Change from Initial Offer
02/23/11	DEP	Duncan Energy Partners	$1,045	Stock	35%	35%	32%	4%
11/01/10	CNA Financial	CNA Surety	478	Cash	38%	38%	52%	21%
08/26/10	Berkshire Hathaway	Wesco Financial	545	Cash	19%	18%	14%	(1%)
03/21/10	CONSOL Energy	CNX Gas	989	Cash	24%	46%	38%	--
01/03/10	Novartis	Alcon	12,900	Stock	23%	23%	23%	10%
09/04/09	Fairfax Financial	Odyssey Re Holdings	1,050	Cash	29%	30%	40%	8%
03/03/09	Magellan Midstream Partners	Magellan Midstream Holdings	1,148	Stock	22%	23%	17%	--
08/12/08	Mitsubishi UFJ	UnionBanCal	3,707	Cash	26%	29%	103%	17%
07/21/08	Roche Holding	Genentech	46,695	Cash	14%	26%	28%	7%
03/10/08	Nationwide Mutual Insurance	Nationwide Financial Services	2,450	Cash	38%	29%	29%	11%
10/23/07	Investor Group	Waste Industries USA	272	Cash	33%	41%	31%	3%
07/17/07	Alfa Mutual	Alfa Corporation	890	Cash	45%	45%	32%	25%
11/20/06	Toronto-Dominion Bank	TD Banknorth	3,232	Cash	7%	8%	7%	--
10/09/06	VNU	NetRatings	378	Cash	44%	45%	46%	31%
09/12/05	Wachovia	WFS Financial	504	Stock	14%	11%	28%	--
09/01/05	IYG Holding	7-Eleven	1,301	Cash	32%	31%	14%	15%
02/21/05	Novartis	Eon Labs	933	Cash	11%	8%	23%	--
01/10/05	News Corp	Fox Entertainment Group	7,054	Hybrid	10%	9%	14%	2%
08/02/04	Cox Enterprises	Cox Communications	8,390	Cash	26%	25%	25%	9%
05/24/04	Westcorp	WFS Financial	310	Cash	4%	6%	5%	--
05/23/03	Fidelity National Financial	Fidelity Natl Info Solutions	392	Stock	24%	25%	37%	--
04/10/03	USA Interactive	Hotels.com	1,237	Stock	13%	10%	28%	--
08/20/02	Unocal	Pure Resources	434	Stock	21%	27%	22%	(3%)
05/31/02	USA Interactive	Expedia	3,636	Stock	36%	27%	22%	--
05/31/02	USA Interactive	Ticketmaster	841	Stock	(26%)	(28%)	(28%)	(34%)
02/19/02	Sabre	Travelocity.com	447	Cash	46%	40%	22%	22%
02/15/02	Xcel Energy	NRG Energy	673	Stock	29%	34%	(3%)	12%
02/04/02	Limited	Intimate Brands	1,645	Stock	10%	18%	25%	2%

Source: SDC.

32 | LAZARD

Weighted Average Cost of Capital Calculation: Illustrative ($ in millions, except per share data) A S U P P O R T I N G M A T E R I A L S 33 Source: Barra, FactSet, Ibbotson Associates, KPMG. (a) Local predicted levered beta per Barra. (b) Risk Free Rate is 10-year US Treasury Yield as of 12/12/12. (c) Represents the long-term expected equity risk premium based on differences between large company stock total returns and long-term government bonds historical arithmetic mean returns on the S&P 500 from 1926-2008 (2012 Ibbotson Associates Yearbook). Stock Equity Debt / Levered Unlevered Cost of Company Price Value Debt + Equity Beta (a) Beta Equity AGCO $49.17 $4,769 22.8% 1.50 1.26 11.7% Cargotec €19.70 1,407 36.8% 1.42 0.99 11.1% Caterpillar $87.95 57,513 40.9% 1.41 0.97 11.0% Deere $86.25 33,781 15.7% 1.15 1.03 9.3% Doosan Infracore KRW 16,850.00 2,644 69.6% 1.22 0.45 9.8% Eaton $52.04 24,105 14.6% 1.33 1.20 10.5% Haulotte €5.23 213 49.2% 1.54 0.94 11.9% Oshkosh $28.80 2,637 26.6% 1.70 1.37 12.9% Palfinger €16.00 745 27.1% 0.94 0.74 7.9% Parker-Hannifin $83.12 12,400 12.5% 1.27 1.16 10.1% Sauer-Danfoss $52.35 2,540 6.6% 2.00 1.91 14.9% Sun Hydraulics $25.25 659 0.0% 1.43 1.43 11.2% Terex $26.32 2,908 41.5% 1.97 1.35 14.7% Toro $42.88 2,519 8.2% 1.00 0.95 8.4% Average 26.6% 1.42 1.12 11.1% Median 24.7% 1.41 1.10 11.1% Assumptions Marginal Tax Rate 35.0% Risk Free Rate of Return(b) 1.7% Equity Risk/Market Premium(c) 6.6% Pre-Tax/After-Tax Cost of Debt Pre-Tax 4.0% 4.5% 5.0% 5.5% 6.0% After-Tax 2.6% 2.9% 3.3% 3.6% 3.9% Debt / Debt / Levering Relevered Cost of Ent. Value Equity Factor Beta Equity Weighted-Average Cost of Capital 0.0% 0.0% 1.000 1.10 9.0% 9.0% 9.0% 9.0% 9.0% 9.0% 10.0% 11.1% 1.072 1.17 9.5% 8.8% 8.8% 8.9% 8.9% 8.9% 20.0% 25.0% 1.163 1.27 10.1% 8.6% 8.7% 8.8% 8.8% 8.9% 30.0% 42.9% 1.279 1.40 11.0% 8.5% 8.6% 8.7% 8.8% 8.9% 40.0% 66.7% 1.433 1.57 12.1% 8.3% 8.4% 8.6% 8.7% 8.8% 50.0% 100.0% 1.650 1.81 13.7% 8.1% 8.3% 8.5% 8.6% 8.8% 60.0% 150.0% 1.975 2.16 16.0% 8.0% 8.2% 8.4% 8.6% 8.8%

B Additional Lazard Qualifications

SAUER DANFOSS
B ADDITIONAL LAZARD QUALIFICATIONS

Lazard Special Committee/Board-Level Advisory Transactions

SQUEEZE -OUT	CLOSING DATE	SPECIAL/ INDEPENDENT COMMITTEE	BUYER/OTHER	VALUE ($MM)	INDUSTRY	DEAL DESCRIPTION
★	Pending	**CNH Global**	Fiat Industrial	$1,700	Industrials	Minority squeeze out of remaining 12%
	July-2012*	**Volkswagen AG**	Porsche AG	17,633	Automotive	Multi-stage transaction culminating in the merger of Porsche with VW
	May-2012	**Delphi Financial Group**	Tokio Marine Holdings	2,728	Insurance	100% cash acquisition of Class A and Class B shares
	Apr-2012	**Eurasian Natural Resources Corp. plc**	Shubarkol Komir JSC	600	Metals & Mining	Purchase by ENRC of 75% stake in Shubarkol Komir JSC from ENRC controlling shareholders
★	Jan-12	**99¢ Only Stores**	Ares / Canada Pension Plan Inv. Board / Gold/Schiffer family	1,578	Retail	100% cash acquisition
★	Nov-11	**Harbin Electric**	Tianfu Yang / Abax	722	Industrials	Management buy-out; Buyout group owned 40.6% of Harbin
	Sep-11	**Niscayah Group AB**	Stanley Black & Decker	1,200	Security	100% cash offer for Class A and Class B shares and warrants
	Aug-11	**Barnes & Noble**	Liberty Media	204	Retail	Purchase of newly-issued convertible preferred stock
	Jul-11	**PRIMEDIA Inc.**	TPG Capital	525	Media	100% cash acquisition
	Jun-11	**Vivo Participacoes**	Telecomunicacoes de Sao Paulo	15,200	Telecommunications	Merger of two companies controlled by Telefonica SA
	May-11	**The Mosaic Company**	Cargill	24,000	Agriculture	Split-off and orderly distribution of Cargill's 64% stake in Mosaic
★	Apr-11	**Alcon**	Novartis	12,900	Healthcare	Cash and stock minority squeeze-out of remaining 23% not owned
	Apr-11	**Ameristar Casinos**	Estate of Craig H. Nielsen	458	Gaming/Leisure	Purchase by Ameristar of 26.2 million shares, which represented 45% of total shares outstanding and 83% of Estate's holdings
	Jun-10	**Protection One**	GTCR	828	Security Services	100% cash acquisition
★	May-10	**CNX Gas**	CONSOL Energy	1,000	Power & Energy	Minority squeeze out
	Feb-10	**IMS Health**	TPG & CCP Investment Board	5,200	Healthcare	100% cash acquisition
★	Dec-09	**OSG America L.P.**	Overseas Shipholding Group	75	Shipping	Minority squeeze out
	Dec-09	**Clear Channel Outdoor Holdings, Inc.**	Institutional investors	2,500	Radio	Debt refinancing
★	Withdrawn	**Sauer -Danfoss**	Danfoss	119	Industrials	Minority squeeze-out of remaining 24.3%
	Nov-09	**Hi-Shear Technology Corporation**	Chemring Group Plc	132	Aerospace and Defense Technology	100% cash acquisition
	Oct-09	**KKR Private Equity**	KKR & Co.	17,169	Private Equity	Acquisition of KKR Private Equity Investors
	Sep-09	**Magellan Midstream Holdings, L.P.**	Magellan Midstream Partners, L.P.	1,148	Energy	Transform partnership structure with LP owning the GP
	Jun-09	**Enterprise Products Partners, L.P.**	TEPPCO Partners, L.P.	26,000	Power & Energy	Merger to form largest publicly traded energy partnership

34 LAZARD
* Lazard represented the buyer in the transaction.

SAUER DANFOSS
B ADDITIONAL LAZARD QUALIFICATIONS

Lazard Special Committee/Board-Level Advisory Transactions (cont'd)

SQUEEZE -OUT	CLOSING DATE	SPECIAL/ INDEPENDENT COMMITTEE	BUYER/OTHER	VALUE ($MM)	INDUSTRY	DEAL DESCRIPTION
★	Jun-09 *	**Hearst-Argyle Television**	Hearst Corp.	$1,194	Media	100% cash acq. of the 18% minority stake held by public shareholders
	Jun-09	**Transatlantic Holdings**	Public shareholders	1,136	Insurance	Secondary offering of a 45% stake in Transatlantic held by AIG (AIG held a 59% stake prior to the offering)
	Withdrawn	**International Shipholding**	TBD	300	Shipping	Bid by third party; ISH has 25% shareholder
	Feb-09	**Tower Group**	CastlePoint Holdings	531	Insurance	Acquisition for cash and stock of CastlePoint. Same person is Chairman and CEO of Tower and CastlePoint
★	Dec-08	**Nationwide Financial Services**	Nationwide Mutual	2,400	Insurance	Acquisition for cash of publicly held Class A shares
	Jul-08	**Clear Channel Communications**	Thomas H. Lee & Bain Capital	26,700	Radio	Management buy-out
★	Apr-08	**Alfa Corporation**	Alfa Mutual	840	Insurance	Acquisition for cash of shares held by public
	Apr-08	**Tarragon**	Not applicable	1,200	Real Estate	Restructuring advisory
	Jan-08	**TXU**	KKR & TPG	45,000	Power & Energy	100% cash acquisition
★	Withdrawn	**Affiliated Computer Services**	Controlling shareholder and Cerberus	n/a	Technology Services	Acquisition by Cerberus and controlling shareholder withdrawn. Previous potential exchange of Class B shares for preferred stock withdrawn
	Oct-07	**Catalina Marketing**	Hellman & Friedman	1,700	Marketing Services	100% cash acquisition. Catalina had previously entered into a definitive agreement with ValueAct Capital
	Jul-07	**Dollar General Corp.**	KKR	7,300	Discount Stores	100% cash acquisition of the common stock of Dollar General by KKR
	Jul-07	**CBOT Holdings (Chicago Bd. of Trade)**	Chicago Mercantile Exchange	11,000	Financial Exchange	Acquisition for stock (or stock and cash) by CME. Subsequent unsuccessful bid by IntercontinentalExchange
★	Jul-07	**Moscow CableCom Corp.**	Renova Media	152	Telecom.	Acquisition of minority interest by controlling shareholder
	May-07	**USI Holdings**	Goldman Sachs Capital Partners	1,380	Insurance Brokerage	100% cash acquisition of all outstanding shares of USI Holdings by Goldman Sachs Capital Partners
	Apr-07	**Alliance Imaging**	Oaktree & MTS Health Investors	230	Healthcare	KKR sold its controlling position to Oaktree and MTS Health Investors
	Dec-06	**Alpharma**	Alpharma	303	Healthcare	Repurchase of Class B shares from AL Industrier SA
	Jul-06	**Gambro AB**	Indap AB	5,400	Healthcare	Buyout led by largest shareholder
	Withdrawn	**Emmis Communications**	Management	1,300	Media	Management buy-out
	May-06	**iPayment**	Management	918	Payment Processing	Management buy-out

35 | LAZARD
* Lazard represented the buyer in the transaction.

SAUER DANFOSS
B ADDITIONAL LAZARD QUALIFICATIONS

Lazard Special Committee/Board-Level Advisory Transactions (cont'd)

SQUEEZE -OUT	CLOSING DATE	SPECIAL/ INDEPENDENT COMMITTEE	BUYER/OTHER	VALUE ($MM)	INDUSTRY	DEAL DESCRIPTION
	Mar-06	**Maytag Corporation**	Whirlpool Corp.	$2,700	Household Laundry/Equip.	Merger. Break-up fee paid to Ripplewood. Rival bid from Haier withdrawn
	Nov-05	**Paxson Communications**	NBC Universal	n/a	Broadcasting	Modification of NBC's preferred stock and acquisition by NBC of 18-month call right for control shares
	Jul-05	**DoubleClick**	Hellman & Friedman	1,100	Media/Technology	Sale of company under direct supervision of Board
★	Withdrawn	**infoUSA Inc.**	Vin Gupta & Company	836	Database Services	Bid from Chairman and CEO not accepted
	Jul-05	**Weight Watchers International, Inc.**	Weight Watchers International, Inc.	552	Consumer/Media/ Technology	Acquisition of ownership interest in WeightWatchers.com from controlling shareholder of both WWI and WW.com
	Apr-05	**Hollywood Entertainment**	Movie Gallery, Inc.	1,300	Retail	After announcement of management led LBO with Leonard Green & Partners, parties agreed to reduced price. Blockbuster subsequently bid. Thereafter announced transaction with Movie Gallery. Blockbuster launched tender offer, which subsequently expired
★	Dec-04	**AMC Entertainment**	JPMorgan Partners / Apollo Management	2,000	Entertainment	Acquisition by JPMorgan Partners and Apollo Management (holder of convertible preferred)
	Oct-04	**Blockbuster Inc.**	Public shareholders	n/a	Retail	Split-off from parent Viacom
	Jul-04	**Canary Wharf Group plc**	Morgan Stanley	3,000	Real Estate	11-month auction that led to rival bids from Morgan Stanley and Brascan Corp. Lazard was co-advisor
	Jul-04	**Hollinger International**	Barclay brothers	1,300	Media	Sale of Telegraph Group
	Sep-03	**Finance company**	n/a	500	Finance	Financing from related parties
★	Jun-03	**Hotels.com**	USA Interactive	1,997	Lodging	Acquisition of 32% publicly held minority stake not owned by USAI. USAI owned 68% of the outstanding shares and controlled approximately 97% of the voting power
	Apr-03	**Charter Communications**	Vulcan Ventures	300	Cable	Borrowing of up to $300 million from Paul Allen and/or Vulcan Ventures. Paul Allen is controlling shareholder of Charter and majority shareholder of Vulcan
	Feb-03	**National Golf Properties**	Goldman Sachs / Whitehall / Starwood Capital Group	1,100	Real Estate/Golf	Acquisition of 100% of public company; acquisition of American Golf Corporation, the largest tenant of NGP and an affiliate of NGP
	Feb-03	**Anaconda Nickel**	Not determined	450 (Australian)	Natural Resources	Proposal to acquire company in midst of rights offering. Minority shareholder with board representation has underwritten the rights offering and would gain control if not fully subscribed by public

36 | LAZARD

SAUER DANFOSS

B ADDITIONAL LAZARD QUALIFICATIONS

Lazard Special Committee/Board-Level Advisory Transactions (cont'd)

SQUEEZE -OUT	CLOSING DATE	SPECIAL/ INDEPENDENT COMMITTEE	BUYER/OTHER	VALUE ($MM)	INDUSTRY	DEAL DESCRIPTION
	Jan-03	**XM Satellite Radio**	Investors and General Motors	$450	Satellite/Broadband	Restructuring includes $200 million of new funds and $250 million in payment deferrals and related credit facilities from GM
	NA	**Adelphia Communications**	n/a	21,000	Cable	After public disclosure of transactions between Adelphia and Rigas family, Special Committee was appointed to evaluate resolution of such affiliate transactions
	Dec-01	**Asia Global Crossing**	Global Crossing	400	Telecommunications	Drawdown of intercompany loan commitment
★	Aug-01	**CSFBdirect**	Credit Suisse First Boston	110	Internet Financial Services	Acquisition of 17% publicly held minority stake not owned by CSFB
★	Jan-01	**Hertz Corp.**	Ford Motor Company	714	Rental Car	Acquisition of 18% publicly held minority stake not owned by Ford
	NA	**Real estate related operating company**	Not determined	>3,000	Real Estate	Not publicly disclosed
	NA	**Real estate related services business**	Not determined	NA	Real Estate	Not publicly disclosed
	Oct-00	**U.S. Can Corp.**	Mgmt./Berkshire Partners	628	Steel Containers	Recapitalization led by Management and Berkshire Partners
	July-00	**Coinmach Laundry**	GTCR Golder Rauner	860	Laundry Services	Acquisition of approximately 72% by GTCR
	Nov-99	**Knoll, Inc.**	Warburg Pincus	1,330	Furniture	Acquisition of 40% by Warburg Pincus and management
	Nov-99	**Maxxim Medical**	Management/Fox Paine	793	Medical Instruments	Management-led leveraged buy-out
★	Jun-99	**Spelling Entertainment**	Viacom	167	Entertainment	Acquisition of remaining 20% of Spelling by Viacom
	Jun-99	**Berkshire Realty Company, Inc.**	Management/ Whitehall/ Blackstone	1,300	Real Estate	Advisor to Board in management led buyout
★	Apr-99	**Brylane**	Pinault-Printemps Redoute	231	Apparel	Acquisition of remaining 50.1% of Brylane by Pinault-Printemps Redoute
	Aug-98	**Telemundo Group, Inc.**	Investor Group	712	Entertainment	Sale to an investor group comprised of Sony Pictures Entertainment, Liberty Media Corp., Apollo Management and Bastion Capital Fund
	May-98	**Shareholders of PolyGram N.V.**	The Seagram Company Limited	10,600	Music and Film	Sale of PolyGram, of which 75% was owned by Philips N.V., to Seagram; provided opinion to Management Board and Supervisory Board of PolyGram
	Apr-98	**Wheelabrator Technologies Inc.**	Waste Management Inc.	875	Waste Management	Acquisition of the remaining 33% of Wheelabrator Technologies Inc. by Waste Management

37 | LAZARD

C Lazard Biographies

Biographies C L A Z A R D B I O G R A P H I E S 38 BARRY W. RIDINGS, Vice Chairman of U.S. Investment Banking Barry W. Ridings is a Managing Director and Vice Chairman of U.S. Investment Banking of Lazard. Mr. Ridings joined Lazard Frères in July 1999 to co-head its Restructuring advisory practice. Mr. Ridings is also Chairman of LFCM Holdings, which includes the operations of Lazard Capital Markets and Lazard Alternative Investments and Chairman of Lazard Middle Market. Mr. Ridings has been involved in the restructuring of troubled companies for over thirty years. He has been involved in a number of major restructurings including, among others, Lehman Brothers, Lyondell, Calpine, Collins & Aikman, Owens Corning, Boston Chicken, Fruit of the Loom and Daewoo. Over this period he has been involved in over 150 debtor and creditor assignments, including both pre-petition and Chapter 11 restructurings, domestically and internationally. Mr. Ridings has also been the principal investment banker on over 25 public offerings of High Yield Debt. He has extensive experience in initial public offerings, secondary stock offerings, opinion letters and mergers and acquisitions. Mr. Ridings is licensed by the NASD and New York Stock Exchange with Series 7 General Securities, Series 24 General Principal and Series 63 State Law licenses and is an Exchange Official of the American Stock Exchange. He has acted as an Expert in various bankruptcy cases in New York, New Jersey, Delaware, Arizona, New Hampshire, Florida, Illinois, Ohio and Texas. He is also a Fellow of the American College of Bankruptcy and member of the International Insolvency Institute. Colgate University, B.A. in Religion, Cornell University, M.B.A. in Finance

SAUER DANFOSS
C LAZARD BIOGRAPHIES

Biographies (cont'd)

DONALD FAWCETT, *Managing Director and COO of North American Banking Group*

Donald Fawcett is a Managing Director and Chief Operating Officer of the North American Banking Group. With a particular focus on industrial companies, he has a broad range of experience.

Selected capital goods assignments include: advisor to the Special Committee of CNH Global on the minority buy-in offer from Fiat Industrial; advisor to the Special Committee of Sauer-Danfoss on the minority buy-in offer from Danfoss A/S; strategic assessment of Caterpillar Financial for Caterpillar; the sale of General Signal Corporation to SPX Corporation; the sale of Best Power (SPX Corporation) to Invensys plc; the sale of Denison International to Parker Hannifin; the sale of FSG (VE) to Pall Corp.; the sale of Plymouth Products (VE) to Pentair; the sale of Everpure (VE) to Pentair; VE's acquisitions of U.S. Filter Corporation, Superior Services and Aqua Alliance; Compagnie de Saint-Gobain's acquisition of Furon Company; Schneider Electric's acquisitions of Power Measurement and American Power Conversion.

Selected building products assignments include: U.S. Concrete's Chapter 11 reorganization; recapitalization of Jacuzzi Brands; CEMEX's comprehensive refinancing plan (2009 and 2012); senior lenders of Masonite on its pre-negotiated bankruptcy; the sale of Jacuzzi Brands to Apollo; the sale of Culligan (Veolia Environnement, "VE") to Clayton, Dubilier & Rice; Matsushita Electric Works' acquisition of Universal Lighting Technologies; and The Stanley Works' acquisition of Générale de Protection.

Prior to joining Lazard, Mr. Fawcett spent three years at The NTC Group and two years in the corporate finance department of Smith Barney in New York.

Harvard University, *A.B.* in *History*, **Cambridge University**, *Diploma* in *Historical Studies*, **Columbia Business School**, *M.B.A.*

39 | LAZARD

Biographies (cont’d) C L A Z A R D B I O G R A P H I E S 40 GUSTAF SLETTENGREN, Managing Director, Head of Investment Banking for Nordic Region Mr. Slettengren has 20 years of M&A experience with a focus on the Nordic markets. He spent 13 years based in London and since 2003 has been responsible for Lazard’s Nordic practice based in Stockholm. Public transactions include: Orc Software / Nordic Capital, Niscayah/Stanley Black & Decker/Securitas, Trimble/Tekla, Strategic advice to Eltek, Munters/Nordic Capital/Alfa Laval, Strategic advice to Haldex in relation to split up, Cisco/Tandberg, Hemtex/ Hakon, Cision/Triton, advisor to the republic of Estonia in relation to the offer for Eesti Telekom by Telia Sonera, Nasdaq/OMX, IBM/Telelogic, Investor and EQT/Gambro, Old Mutual/Skandia, Ericsson/Marconi, RNB/JC, Fisher Scientific/Perbio, Lehman Brothers and Ratos/Tornet, Eiendomsspar Sundt AS/Pandox, Telia/Sonera, Saab/Celsius, Toyoda/BT Industries, Metso/Svedala, MMP Monster/Jobline, SEAT/Eniro, Industrikapital/Kemira, Kone/Partek and G4F/Wackenhut. Other offers include Glaxos' hostile offer for Wellcome, the defense of Northumbrian Water against Lyonnais des Eaux, the contested offer of GEC/VSEL and the IPO of Alfa Laval and Ledstiernan. Negotiated sales include: JetPak, Skandia Liv / Skandia, Mekonomens acquisition of Meca, Sandvik acquisition of Shanghai Jianshe Luqiao Machinery, Skanska sale of Autopista Central, Haldex sale of Traction to Borg Warner, Mekonomens acquisition of Sörensen and Balchen, sale of HQ to Carnegie, sale of Munters MCS division to Triton, Norfood sale to Caldic, advisor to the Kingdom of Sweden in relation to Carnegie, and Max Matthiesen, advisor to the Swedish Ministry of Finance on its pledge in Kauthing AB, Åhlens acquisition of NK from RNB, Tele2 Luxembourg, Polen and Lichtenstien, sale of Lantmannen Farskbrod to Fazer, Paroc's sale to Arcapita, sale of Brämhults to Eckes, V&S acquisition of Cruzan Rum, NCC Roads Polska to Strabag, Accent Equity Partners' sale of Jøtul to Ratos, Latour's sale of IF Luftfilter to Camfil Farr, BBI sale to Ratos, Electrolux's sale of Dometic to EQT, Sandvik's sale of Sandvik Saws and Tools to Snap on, Incentive's sale of Hägglunds Drive to Atle, ILVA's sale to Advent International, Bewator's sale to EQT, Kraft Freia Marabou's sale of Slotts, Kockens and O'boj to Unilever, Nordiska Fondkommission's sale of Aktiedirekt to Teletrade, SEK's sale to ABB, Celsius' sale of Kockums to HDV and Radnor Holding Corporation's sale of Styrochem to CRH. Mr. Slettengren is a graduate of the Stockholm School of Economics.

Biographies (cont’d) C L A Z A R D B I O G R A P H I E S 41 NAVIN BHARGAVA, Director Navin Bhargava joined Lazard in 2004 and is a Director in the General Banking group with a focus on the Capital Goods and Multi-Industry sectors. While at Lazard, Mr. Bhargava has focused on a wide range of M&A and other advisory assignments. Recent transactions include advisor to the Special Committee of Sauer-Danfoss on the minority buy-in offer from Danfoss A/S; Hertz’s acquisition of Dollar Thrifty ($2.3 billion); PPG's separation of its Commodity Chemicals business and merger with Georgia Gulf Corporation via a Reverse Morris Trust structure ($4.9 billion); Tyco's combination of its Flow Control business with Pentair via a Reverse Morris Trust structure ($4.9 billion); Tyco’s separation into three publicly traded companies ($23billion); sale of Smurfit-Stone to RockTenn ($4.3 billion); split-off of Cargill’s stake in The Mosaic Company ($24 billion); sale of Dover Corporation’s Crenlo, Paladin, and Heil Trailer businesses; Honeywell’s acquisition of Sperian Protection ($1.4 billion); strategic assessment of Caterpillar Financial for Caterpillar; sale of Trane to Ingersoll Rand ($10.1 billion); split-up of American Standard Companies, including the sale of its Bath & Kitchen business to Bain Capital ($1.8 billion) and the spin-off of its vehicle controls business (WABCO; $3 billion); Schneider Electric’s acquisition of American Power Conversion ($6.1 billion); sale of Anheuser-Busch InBev’s selected metal packaging assets to Ball Corporation ($577 million). Prior to joining Lazard, Mr. Bhargava was an Associate at a strategic consulting firm in New York and Singapore, focusing on assignments across a variety of industries. Cornell University, B.S. in Engineering (cum laude), Columbia Business School, M.B.A. (Beta Gamma Sigma Honors).

SAUER DANFOSS

C LAZARD BIOGRAPHIES

Biographies (cont'd)

JUSTIN KATZ, *Vice President*

Justin Katz joined Lazard in 2008 and is a Vice President in the General Banking group with a focus on the Capital Goods and Multi-Industry sectors. While at Lazard, Mr. Katz has focused on a wide range of M&A and other advisory assignments.

Recent transactions include Hertz's acquisition of Dollar Thrifty ($2.3 billion); Tyco's separation of its Flow Control business and merger with Pentair via a Reverse Morris Trust structure ($4.9 billion); Tyco's separation into three publicly traded companies ($23 billion); ITT's separation into three companies ($10 billion); split-off of Cargill's stake in The Mosaic Company ($24 billion); Honeywell's acquisition of Sperian Protection ($1.4 billion); 3G Capital's acquisition of Burger King ($4.0 billion); Kraft's acquisition of Cadbury ($21.6 billion); and strategic assessment of Caterpillar Financial for Caterpillar.

Prior to joining Lazard, Mr. Katz was an Associate in strategic consulting, focusing on assignments across a variety of industries.

Northwestern University, *B.A. in Mathematical Methods in the Social Sciences and Economics (cum laude),* **Columbia Business School,** *M.B.A. (Beta Gamma Sigma Honors)*

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